Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN COMPLETES ACQUISITION OF INDUSTRIAL SUPPLY CORP.

BLOOMFIELD, Connecticut (April 1, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that its subsidiary, Kaman Industrial Technologies Corporation (KIT) completed the previously announced acquisition of Industrial Supply Corp. (ISC) of Richmond, Virginia on March 31, 2008, the first day of Kaman’s second quarter.  ISC is now a wholly owned subsidiary of KIT, Kaman’s Industrial Distribution segment.

ISC, founded in 1933, is a distributor of power transmission, fluid power, material handling and industrial MRO supply products to such diverse markets as ship building, printing, machinery, transportation, electronics, pharmaceutical, rubber, chemicals and food processing.  In addition to its Richmond facility, ISC has five branches located in Norfolk, Roanoke and Waynesboro, Virginia, and in Wilson and High Point, North Carolina.  The company has annual sales of approximately $55 million.

Kaman is the third largest distributor of power transmission and motion control products in North America.  The company operates nearly 200 branches, distribution centers and customer service centers across the U. S., Canada and Mexico.  It offers approximately three million items as well as value-added services to a base of about 50,000 customers representing a highly diversified cross section of North American industry.

Kaman Corp., headquartered in Bloomfield, Connecticut, conducts business in the aerospace and industrial distribution markets.
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Contact:
Eric B. Remington
Vice President, Investor Relations
(860) 243-6334
eric.remington@kaman.com